Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:      April 7, 2006

SkyWest, Inc. Addresses Expected First Quarter Results

St. George, Utah — (BUSINESS WIRE) — April 7, 2006 — SkyWest, Inc. (NASDAQ:SKYW), today announced that first-quarter 2006 net income is estimated to be between $33.9 million and $37.8 million, with earnings per diluted share estimated to be between $0.56 and $0.62 when actual results are announced on May 3, 2006. The estimated results do not give effect to SkyWest’s adoption of SFAS Statement 123(R), Share-Based Payment, effective January 1, 2006.

Among the factors which contributed to SkyWest’s determination of its estimated results were several factors which SkyWest considers atypical for its operations. First, due to its failure to reach anticipated operational objectives, SkyWest estimates that the amount of performance incentive payments it will receive for the first quarter of 2006 will be lower than the amount it received for the fourth quarter of 2005. Second, SkyWest incurred start-up costs associated with the delivery of ten CRJ700 jets placed into service in January and February 2006. These start-up costs would typically be reimbursed by SkyWest’s code share partners upon delivery; however, with respect to these ten aircraft, the start-up costs will be reimbursed throughout 2006. Third, SkyWest estimates that its diluted earnings per share for the first quarter will be negatively impacted by the effect of its increased stock price on the calculation of outstanding shares attributable to its stock option plans. The weighted average price of SkyWest’s stock for the first quarter of 2006 was approximately $28.11 per share, compared to a weighted average price of approximately $17.54 per share for the first quarter of 2005. SkyWest estimates that the 60.3% increase in SkyWest’s stock price will require SkyWest to treat approximately 1,650,000 additional shares issuable pursuant to its stock option plans as outstanding at March 31, 2006.

SkyWest also disclosed that its January 1, 2006 adoption of Statement 123 (R), Share-Based Payment, will require SkyWest to recognize non-cash compensation expense that SkyWest has not previously recognized in its financial results.

SkyWest currently intends to issue its financial results for the first quarter of 2006 on Wednesday, May 3, 2006. SkyWest also intends to provide a detailed review and analysis of its first quarter results during a conference call scheduled the same day.

SkyWest is a holding company that operates two independent subsidiaries, SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines (“ASA”), based in Atlanta, Georgia. SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Air Lines and Delta Air Lines. ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest serves 218 destinations in the United States, Canada, Mexico and the Caribbean, with approximately 2,350 daily departures. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

This release contains forward-looking statements. SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events. Words such as “estimates,” “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the failure to integrate the operations and employees of SkyWest and ASA and achieve the anticipated synergies associated with SkyWest’s acquisition of ASA; the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; the failure to accurately forecast acquisition-related costs; and the challenges of competing successfully in a highly competitive and rapidly changing industry. Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving Delta and United; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operate; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s preliminary prospectus included in Amendment No. 1 to SkyWest’s Registration Statement on Form S-3, filed on April 4, 2006, entitled “Risk Factors.”